Exhibit 3.5


                         MUTUAL HOLDING COMPANY CHARTER

                       WILLOW GROVE MUTUAL HOLDING COMPANY


         Section 1: Corporate Title. The name of the mutual holding company hereby chartered is Willow Grove Mutual Holding Company (the "Mutual Company").

         Section 2: Duration. The duration of the Mutual Company is perpetual.

         Section 3: Purpose and Powers. The purpose of the Mutual Company is to pursue any or all of the lawful objectives of a federal mutual savings and loan holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. ss.1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and the laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         Section 4: Capital. The Mutual Company shall have no capital stock.

         Section 5: Members. All holders of the savings, demand, or other authorized accounts of Willow Grove Bank (including any successor thereto, the "Bank") are members of the Mutual Company. With respect to all questions requiring action by the members of the Mutual Company, each holder of an account in the Bank shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the member's account. In addition, borrowers from the Bank as of the effective date of this charter who have continuously been borrowers from the Bank since May 15, 1995 shall be entitled to one vote for the period of time during which such borrowings are in existence, in addition to such other votes as such borrower member otherwise may have. No member, however, shall cast more than 1,000 votes. Voting may be by proxy, subject to the rules and regulations of the Office. Any number of members present and voting, represented in person or by proxy, at a regular or special meeting of the members shall constitute a quorum. A majority of all votes cast at any meeting of the members shall determine any question, subject to the rules and regulations of the Office. All accounts shall be nonassessable.

         Section 6: Directors. The Mutual Company shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than 15, as fixed in the Mutual Company's bylaws, except that the number of directors may be increased to a number greater than 15 with the prior approval of the Office. Each director of the Mutual Company shall be a member of the Mutual Company. Members of the Mutual Company shall elect the directors, provided that, in the event of a vacancy on the board, the board of directors may fill such vacancy, if the members of the Mutual Company fail to do so, by electing a director to serve until the next annual meeting of members. Directors shall be elected for periods of three years and until their




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successors are elected and qualified, except that provision shall be made for the election of approximately one-third of the board each year.

         Section 7: Capital, Surplus, and Distribution of Earnings. The Mutual Company may distribute net earnings to account holders of the Bank on such basis and in accordance with such terms and conditions as may from time to time be authorized by the Director of the Office, provided that the Mutual Company may establish minimum account balance requirements for account holders to be eligible for distributions of earnings.

         All holders of accounts of the Bank shall be entitled to equal distribution of the assets of the Mutual Company, pro rata to the value of their accounts in the Bank, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Mutual Company.

         Section 8: Amendment. Adoption of any preapproved charter amendment pursuant to the Office's rules and regulations shall be effective upon filing the amendment with the Office in accordance with regulatory procedures, after such preapproved amendment has been submitted to and approved by the members at a legal meeting. Any other amendment, addition, change or repeal of this charter must be submitted to and preliminarily approved by the Office prior to submission to and approval by the members at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon and approved shall be effective upon filing with the Office in accordance with regulatory procedures.

                                               WILLOW GROVE MUTUAL HOLDING
                                               COMPANY



Attest:                                        By:
        ----------------------                     -----------------------------
         Mary Rossi                                Frederick A. Marcell, Jr.
           Secretary                               President and Chief Executive
                                                     Officer


                                               OFFICE OF THRIFT SUPERVISION



Attest:                                        By:
        ----------------------                     -----------------------------


Effective Date:
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